Exhibit 99.1

International Rectifier Announces $100 Million Stock Repurchase Program

EL SEGUNDO, Calif. – November 1, 2005 – International Rectifier Corporation (NYSE:IRF) today announced that its Board of Directors has authorized a stock repurchase program of up to $100 million.

The stock repurchase program reflects the Board’s confidence in the overall financial strength of the company and prospects for the future. Any purchases under IR’s repurchase program may be made from time-to-time in the open market, through block trades, or otherwise. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time, or from time-to-time, without prior notice.  The company intends that any shares repurchased will be held as treasury shares and may be used for general corporate purposes.

IR ended its last reported quarter on October 2, 2005, with approximately 70.3 million shares outstanding and $932 million in cash and cash investments.

About International Rectifier

International Rectifier (NYSE:IRF) is a world leader in power management technology.  IR’s analog and mixed signal ICs, advanced circuit devices, integrated power systems and components enable high performance computing and reduce energy waste in motors, the world’s single largest consumer of electricity.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

Company contact: Steve Harrison, 310.252.7731